Filed pursuant to Rule 424(b)(3)

Registration No. 333-122364

PROSPECTUS SUPPLEMENT NO. 4

(To Prospectus dated April 17, 2005)

$150,000,000

CONMED CORPORATION

2.50% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2024

This prospectus supplement relates to the resales of our 2.50% Convertible Senior Subordinated Notes due 2024 issued in a private offering on November 10, 2004 and shares of our common stock issuable upon conversion of the notes.

This prospectus supplement, which supplements our prospectus dated April 17, 2005, contains additional information about the selling securityholders. This prospectus supplement is incorporated by reference into, and should be read in conjunction with, the prospectus, and is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is September 27, 2005

As used in this prospectus supplement, the terms “company”, “we”, “our” and “us” may, depending on the context, refer to CONMED Corporation.

You should rely only on the information contained in this prospectus supplement and the prospectus to which it refers. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the prospectus to which it refers is accurate only as of their respective dates.

Selling securityholders

We originally issued the notes in a private placement to UBS Securities LLC, Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. (the “initial purchasers”) on November 10, 2004. The notes were resold by the initial purchasers to qualified institutional buyers within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. The notes and the shares of common stock issuable upon the conversion of the notes that may be offered pursuant to this prospectus are being offered by the selling securityholders, which includes their transferees, distributees, pledgees or donees or their successors.

The following table sets forth information with respect to the selling securityholders and the principal amounts of notes beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the selling securityholders on or prior to September 25, 2005. The selling securityholders may offer all, some or none of the notes or the common stock into which the notes are convertible. Because the selling securityholders may offer all or some portion of the notes or common stock, we cannot estimate the amount of the notes or the common stock that will be held by the selling securityholders upon termination of any of these sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. Thus, although a maximum aggregate principal amount of $150,000,000 of notes and a maximum of 3,927,735 shares of common stock may be offered pursuant to this prospectus, the aggregate principal amount of notes offered hereby and number of shares of common stock offered hereby set forth below exceeds those maximum amounts. The percentage of notes outstanding beneficially owned by each selling securityholder is based on $150.0 million aggregate principal amount of notes outstanding.

The number of shares of common stock issuable upon conversion of the notes shown on the table below assumes conversion of the full amount of notes held by each selling securityholder at an initial conversion rate of 26.1849 shares of common stock per $1,000 principal amount of notes, after deduction of the payment in cash due pursuant to the terms of the Indenture and a cash payment in lieu of any fractional shares. See “Description of Notes—Conversion Rights—Payment upon Conversion.” This conversion price is subject to adjustment in certain events. Accordingly, the number of conversion shares may increase or decrease from time to time. The number of shares of common stock issuable upon conversion of the notes shown in the table below also assumes that we would satisfy our conversion obligation entirely with common stock. However, pursuant to the terms of the Indenture, we will satisfy in cash our conversion obligation with respect to the principal amount of the notes to be converted, with any remaining amount to be satisfied in shares of our common stock. Based on 29,307,032 shares of common stock outstanding on March 9, 2005, Fore Convertible Master Fund beneficially owns 1.52% of our outstanding common stock. Following the offering, Fore Convertible Master Fund will beneficially own none of our outstanding common stock. Information concerning other selling

Selling securityholders

securityholders will be set forth in prospectus supplements or, if appropriate, post-effective amendments to the registration statement of which this prospectus is a part, from time to time, if required. The number of shares of common stock owned by the other selling securityholders or any future transferee from any such holder assumes that they do not beneficially own any common stock other than common stock into which the notes are convertible.

			Number of Shares of Common Stock
Selling Securityholder(1)	Principal Amount of Notes Beneficially Owned and Offered Hereby(1)	Percentage of Notes Outstanding	Beneficially Owned(1)(2)	Offered Hereby	Owned After the Offering
AHFP Context	$250,000	*	6,546	6,546	0
Akela Capital Master Fund, Ltd.	7,000,000	4.67%	183,294	183,294	0
Allstate Insurance Co.(6)	3,500,000	2.33%	97,413	91,647	5,766
Aventis Pension Master Trust	160,000	*	4,189	4,189	0
BNP Paribas Equity Strategies, SNC(6)	2,524,000	1.68%	74,262	66,090	8,172
Boilermakers Blacksmith Pension Trust	1,100,000	*	28,803	28,803	0
BP Amoco PLC Master Trust	751,000	*	19,664	19,664	0
BTOP Multi-Strategy Master Portfolio, Ltd. .	450,000	*	11,783	11,783	0
CALAMOS Convertible Fund—CALAMOS Investment Trust	6,200,000	4.13%	162,346	162,346	0
Castlerigg Master Investments, Ltd.	5,000,000	3.33%	130,924	130,924	0
CEMEX Pension Plan	75,000	*	1,963	1,963	0
CIBC World Markets	9,750,000	6.50%	255,302	255,302	0
City of Knoxville Pension System	160,000	*	4,189	4,189	0
CNHCA Master Account, L.P.	1,000,000	*	26,184	26,184	0
Context Convertible Arbitrage Fund, LP	1,650,000	1.10%	43,205	43,205	0
Context Convertible Arbitrage Offshore, Ltd.	4,725,000	3.15%	123,723	123,723	0
CooperNeff Convertible Strategies (Cayman) Master Fund LP	904,000	*	23,671	23,671	0
DBAG London(6)	439,000	*	11,495	11,495	0
Delta Airlines Master Trust	610,000	*	15,972	15,972	0
Delta Pilots Disability and Survivorship Trust	225,000	*	5,891	5,891	0
DKR Sound Shore Strategic Holding Fund, Ltd.	1,000,000	*	26,184	26,184	0
Dorinco Reinsurance Company	475,000	*	12,437	12,437	0
Drawbridge Convertible I LTD	500,000	*	13,092	13,092	0
Drawbridge Convertible II LTD	160,000	*	4,189	4,189	0
Drawbridge Global Macro Master Fund LTD	1,340,000	*	35,087	35,087	0
Fore ERISA Fund, Ltd., (formerly known as Fore Plan Asset Fund Ltd)	3,500,000	2.33%	91,647	91,647	0
Fore Convertible Master Fund	17,000,000	11.33%	445,143	445,143	0

Selling securityholders

			Number of Shares of Common Stock
Selling Securityholder(1)	Principal Amount of Notes Beneficially Owned and Offered Hereby(1)	Percentage of Notes Outstanding	Beneficially Owned(1)(2)		Offered Hereby		Owned After the Offering
Fore Multi Strategy Master Fund	$6,000,000	4.00%	157,109		157,109		0
FrontPoint Convertible Arbitrage Fund, L.P.	3,500,000	2.33%	91,647	(4)	91,647	(4)	0	(4)
Grace Convertible Arbitrage Fund Ltd	4,700,000	3.13%	123,069		123,069		0
Guggenheim Portfolio Company VIII (Cayman), Ltd(6)	2,500,000	1.67%	65,462		65,462		0
Highbridge International LLC	4,500,000	*	117,832		117,832		0
HFR CA Select Fund	750,000	*	9,793		9,793		0
Hotel Union & Hotel Industry Of Hawaii Pension Plan	198,000	*	5,184		5,184		0
Institutional Benchmarks Master Fund, Ltd.	821,000	*	21,497		21,497		0
JMG Triton Offshore Fund Ltd	500,000	*	13,092		13,092		0
KBC Financial Products USA Inc.(5)	4,320,000	2.88%	113,118		113,118		0
Kettering Medical Center Funded Depreciation Account	55,000	*	1,440		1,440		0
Knoxville Utilities Board Retirement System	70,000	*	1,832		1,832		0
Louisiana Workers’ Compensation Corporation	210,000	*	5,498		5,498		0
Lyxor/Context Fund Ltd(6)	800,000	*	20,947		20,947		0
Lyxor/Convertible Arbitrage Fund Limited	374,000	*	9,793		9,793		0
Managers Convertible Securities—Convertible Securities Fund(6)	250,000	*	6,546		6,546		0
Macomb County Employees’ Retirement System	175,000	*	4,582		4,582		0
Man Mac I Limited	10,000,000	6.62%	261,849		261,849		0
McMahan Securities Co., LP	750,000	*	19,638		19,638		0
National Bank of Canada(6)	550,000	*	14,401		14,401		0
Oakwood Assurance Company, Ltd	28,000	*	733		733		0
Oakwood Healthcare Inc.—OHP	6,000	*	157		157		0
Oakwood Healthcare Inc., Endowment / A&D	5,000	*	130		130		0
Oakwood Healthcare Inc. Funded Depreciation	50,000	*	1,309		1,309		0
Oakwood Healthcare Inc Pension	90,000	*	2,356		2,356		0
Port Authority of Allegheny County Consolidated Trust Fund	30,000	*	785		785		0

Selling securityholders

			Number of Shares of Common Stock
Selling Securityholder(1)	Principal Amount of Notes Beneficially Owned and Offered Hereby(1)	Percentage of Notes Outstanding	Beneficially Owned(1)(2)	Offered Hereby	Owned After the Offering
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union	$360,000	*	9,426	9,426	0
Prisma Foundation	90,000	*	2,356	2,356	0
Quattro Multistrategy Master Fund LP	1,650,000	1.10%	43,205	43,205	0
Quattro Fund Ltd	10,050,000	6.70%	263,185	263,185	0
Polaris Vega Fund L.P.	5,200,000	3.47%	136,161	136,161	0
Royal Bank of Canada (Norshield)(6)	400,000	*	10,473	10,473	0
Royal Bank of Canada(3)(6)	4,000,000	2.67%	104,739	104,739	0
S.A.C. Arbitrage Fund LLC	1,000,000	*	44,884	26,184	18,700
San Diego County Employee Retirement Association	2,500,000	1.67%	65,462	65,462	0
SCI Endowment Care Common Trust Fund—National Fiduciary Services	85,000	*	2,225	2,225	0
SCI Endowment Care Common Trust Fund—Suntrust Bank	46,000	*	1,204	1,204	0
SCI Endowment Care Common Trust Fund—Wachovia	20,000	*	523	523	0
Singlehedge Convertible Arbitrage Fund	266,000	*	6,965	6,965	0
Sphinx Convertible Arb Fund SPC	595,000	*	15,580	15,580	0
SPT	1,000,000	*	26,184	26,184	0
SSI Blended Market Neutral L.P.	240,000	*	6,284	6,284	0
SSI Hedged Convertible Market Neutral L.P.	375,000	*	9,819	9,819	0
Sterling Invest Co.	750,000	*	19,638	19,638	0
Sturgeon Limited	432,000	*	11,311	11,311	0
Sunrise Partners Limited Partnership(6)	8,300,000	5.53%	220,333	217,334	2,999
Teachers Insurance and Annuity Association of America(6)	4,500,000	3.00%	117,832	117,832	0
The California Wellness Foundation	240,000	*	6,284	6,284	0
The City of Southfield Fire & Police Retirement System	45,000	*	1,178	1,178	0
The Cockrell Foundation	40,000	*	1,047	1,047	0
The Consulting Group Capital Markets Fund	215,000	*	5,629	5,629	0
The Dow Chemical Company Employees’ Retirement Plan	1,250,000	*	32,731	32,731	0
The Estate of James Campbell 03394	78,000	*	2,042	2,042	0

Selling securityholders

			Number of Shares of Common Stock
Selling Securityholder(1)	Principal Amount of Notes Beneficially Owned and Offered Hereby(1)	Percentage of Notes Outstanding	Beneficially Owned(1)(2)	Offered Hereby	Owned After the Offering
The Estate of James Campbell 11222	$631,000	*	16,522	16,522	0
The Fondren Foundation	40,000	*	1,047	1,047	0
UBS O’Connor LLC, f/b/o O’Connor Global Convertible Arbitrage Master Limited	1,750,000	1.17%	45,823	45,823	0
UBS Securities LLC(5)	8,565,000	5.71%	224,273	224,273	0
Union Carbide Retirement Account	650,000	*	17,020	17,020	0
United Food and Commercial Workers Local 1262 and Employers Pension Fund	370,000	*	9,688	9,688	0
Univar USA Inc. Retirement Plan	200,000	*	5,236	5,236	0
Univest Convertible Arbitrage Fund II LTD (Norshield)	125,000	*	3,273	3,273	0
Viacom Inc. Pension Master Trust	51,000	*	1,335	1,335	0
Vicis Capital Master Fund	6,000,000	4.00%	157,109	157,109	0
Zazove Convertible Arbitrage Fund, L.P.	6,700,000	4.47%	175,438	175,438	0
Zazove Hedged Convertible Fund, L.P.	2,000,000	1.33%	52,369	52,369	0
Zazove Income Fund, L.P.	1,000,000	*	26,184	26,184	0

*	Less than 1%.
(1)	Information regarding the selling securityholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus if and when necessary.
(2)	Assumes conversion at an initial conversion rate of 26.1849 shares of common stock per $1,000 principal amount of notes, after deduction of the payment in cash pursuant to the terms of the indenture and a cash payment in lieu of any fractional shares. However, this conversion price is subject to adjustment and, as a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.
(3)	We have a lending relationship with RBC Capital Markets Corp., an affiliate of Royal Bank of Canada.
(4)	This number does not reflect the fact that this selling securityholder has sold short 55,700 shares.
(5)	This selling securityholder is a broker-dealer.
(6)	This selling securityholder is an affiliate of a broker-dealer.